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                     THE ALLIANCE FUND, INC.

                      ARTICLES OF AMENDMENT

         THE ALLIANCE FUND, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The Charter of the Corporation is hereby amended:

         (a) by striking out Article FOURTH and inserting in lieu thereof the following:

              "FOURTH: A. The total number of shares which the Corporation has authority to issue is 300 million (300,000,000) shares of capital stock of the par value of twelve and one-half cents ($.125) each consisting of 150 million
         (150,000,000) shares designated "Class A
         Common Stock" and 150 million (150,000,000) shares designated "Class B Common Stock," having an aggregate par value of $37,500,000.
         The shares of the Corporation's capital stock issued and outstanding at the effective time of the amendment adding this provision are hereby reclassified as "Class A Common Stock."

              B.  As more fully set forth hereafter,
         the assets and liabilities and the income and expenses of each class of the Corporation's stock may be determined separately and, accordingly, the net asset value, the liquidating value, the dividends payable to holders, and the amounts distributable in the event of dissolution of the Corporation to holders of shares of the Corporation's stock may vary from class to class. Except for these differences and certain other differences hereafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of and rights to require redemption.

              C.  All consideration received by the
         Corporation for the issue or sale of shares of a class of the Corporation's stock, together



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         with all funds derived from any investment and
         reinvestment thereof and, in the case of Class A Common Stock, all assets attributable to shares of Common A Common Stock into which shares of Class B Common Stock have been converted, shall irrevocably belong to that class for all purposes, subject only to the automatic conversion of Class B Common Stock into Class A Common Stock and the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration and assets attributable to shares that have been converted as well as any funds derived from any investment and reinvestment are herein referred to as "assets belonging to" that class. The assets belonging to the Class A Common Stock and the assets belonging to the Class B Common Stock shall be jointly invested in the same investment portfolio of the Corporation.
         Income or gain from investments by the
         Corporation will be allocated to each class based on the net asset value of each class.
         The assets belonging to a class of the
         Corporation's stock shall be charged with the liabilities of the Corporation with respect to that class and with that class' share of the liabilities of the Corporation not attributable to any particular class, in the latter case in the proportion that the net asset value of that class (determined without regard to such liabilities) bears to the net asset value of all classes of the Corporation's stock (determined without regard to such liabilities). The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, and assets to a particular class or classes.

              D.  In the event of the liquidation or
         dissolution of the Corporation, the
         stockholders of a class of the Corporation's stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to that class less the liabilities allocated to that class. The assets so distributable to the stockholders of a class shall be distributed among such stockholders in proportion to the number of


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         shares of that class held by them and recorded
         on the books of the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated to all classes in proportion to the net asset value of the respective classes.

              E.  No holder of shares shall have any
         preferential, preemptive, or other right to subscribe for or purchase any securities of the Corporation other than such rights, if any, as the Board of Directors may from time to time determine to offer to holders of shares at the time outstanding.

              F.  Except as otherwise provided by law,
         each stockholder shall be entitled to one vote for each share. The holders of the Class A
         Common Stock shall have (1) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment
         Company Act of 1940 (a "Plan") applicable to the Class A Common Stock and (2) no voting rights with respect to provisions of any Plan applicable to the Class B Common Stock. The holders of the Class B Common Stock shall have
         (i) exclusive rights with respect to
         provisions of any Plan adopted by the
         Corporation applicable to the Class B Common
         Stock and (ii) no voting rights with respect to provisions of any Plan applicable to the Class A Common Stock.

              G.  The minimum amount of capital with
         which the Corporation will commence business is one thousand dollars ($1,000)."

         (b) by adding to the end of paragraph 6 of paragraph B of Article EIGHTH the following:

         "Dividends with respect to the Class A Common
         Stock and the Class B Common Stock shall be in such amount as may be declared from time to time by the Board of Directors and such dividends may vary as between such classes to reflect differing allocations of the expenses of the Corporation between the holders of the Class A Common Stock and the holders of the Class B Common Stock and any resultant


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         differences between the net asset value of the
         Class A Common Stock and the net asset value of the Class B Common Stock to such extent and for such purposes as the Board of Directors may deem appropriate."

         (c)  by adding to paragraph 2 of paragraph D of Article
    EIGHTH the following sentence after the first thereof and before the second sentence thereof:

         "The proceeds of the redemption of a share of the Class B Common Stock (including a fractional share) shall be reduced by the amount of any applicable contingent deferred sales charge payable on such redemption."

         (d) by inserting a new paragraph K of Article EIGHTH to read as follows:

              "K. 1.  Each share of the Class B Common
         Stock, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to the Class B
         Common Stock, shall be converted
         automatically, and without any action or choice on the part of the holder thereof, into shares of the Class A Common Stock on the date that is the first Corporation business day in the month following the month in which the eighth anniversary date of the date of issuance of the share falls (the "Conversion
         Date").

              2.  Each share of Class B Common Stock
         purchased through the automatic reinvestment of a dividend or a distribution with respect to the Class B Common Stock shall be segregated in a separate sub-account on the stock records of the Corporation for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into shares of the Class A Common Stock. The number of shares in the holder's sub-account so converted shall bear the same relation to the total number of shares maintained in the


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         sub-account on the Conversion Date
         (immediately prior to conversion) as the number of shares of the holder converted on the Conversion Date pursuant to paragraph 1 hereof bears to the total number of shares of the Class B Common Stock of the holder on the Conversion Date (immediately prior to conversion) not purchased through the automatic reinvestment of dividends or distributions with respect to the Class B
         Common Stock.

              3.  The number of shares of the Class A
         Common Stock into which a share of the Class B
         Common Stock is converted pursuant to
         paragraphs 1 and 2 hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B Common Stock for purposes of sales and redemptions thereof on the Conversion Date by the net asset value per share of the Class A Common Stock for purposes of sales and redemptions thereof on the Conversion Date.

              4.  On the Conversion Date, the shares of
         the Class B Common Stock converted into shares of the Class A Common Stock will cease to accrue dividends and will no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of shares of Class A Common Stock into which the shares of Class B Common Stock have been converted and declared but unpaid dividends to the Conversion Date) will cease.
         Certificates representing shares of the
         Class A Common Stock resulting from the
         conversion need not be issued until
         certificates representing shares of the
         Class B Common Stock converted, if issued, have been received by the Corporation or its agent duly endorsed for transfer."

         (e) by striking out paragraph A of the definition of "net assets" of Article NINTH and inserting in lieu thereof the following:

         "A. Asset value of each share of a class of the capital stock of the Corporation shall be determined by dividing:



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              1.  The total value of the assets
         belonging to that class determined as provided in paragraph C below (except that there may be added to the market value of all securities listed or traded in on any exchange, if the Board of Directors so determines, brokerage, stamp taxes and odd-lot premiums at, or substantially at, the rates which would be applicable if such securities were being presently purchased), less, to the extent determined by or pursuant to the direction of the Board of Directors in accordance with accepted accounting practice, all debts, obligations and liabilities belonging to that class (which debts, obligations and liabilities shall include, without limitation of the generality of the foregoing, any and all debts, obligations, liabilities, or claims, of any and every kind and nature, fixed, accrued, unmatured or contingent, including the estimated accrued expense of management and supervision, and any reserves or charges for any or all of the foregoing, whether for taxes, expenses, contingencies, or otherwise) but excluding the Corporation's liability upon its shares and its surplus, by

              2.  The total number of shares of that
         class outstanding (shares sold by the
         Corporation whether or not paid for being treated as outstanding and shares purchased by the Corporation whether or not paid for and treasury shares being treated as not outstanding)."

         SECOND: The amendment of the Charter of the Corporation as set forth above has been advised by the Board of Directors and approved by the stockholders of the Corporation.

         THIRD: A description, as amended, of each class of stock of the Corporation, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is included in these Acticles of Amendment.

         The undersigned Senior Vice President of The Alliance Fund, Inc. who executed these Articles of Amendment on its behalf acknowledges that these Articles of Amendment are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles of


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Amendment are true in all material respects and that this
statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, these Articles of Amendment have
been executed on behalf of The Alliance Fund, Inc. this      day
of January 1991.


                                  THE ALLIANCE FUND, INC.


                                  By:/s/ Daniel V. Panker
                                  _____________________________
                                        Daniel V. Panker
                                      Senior Vice President

Attest:


    [Seal]


/s/ Mary A. Barry
________________________
      Mary A. Barry
        Secretary



























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